Exhibit 99.23

COMISION NACIONAL DEL MERCADO DE VALORES
Paseo de la Castellana, 19
28046 – Madrid –

Madrid, 10 de enero de 2007

Muy Sres. nuestros:	Dear Sirs,

En cumplimiento de lo dispuesto en el	Pursuant to what it is established in Art.
Art. 82 de la Ley 24/1988, de 28 de Julio,	82 of Law 24/1988, dated July 28, of the
del Mercado de Valores, ACCIONA, S.A.	Securities Market, ACCIONA, S.A.
comunica lo siguiente	reports the following

INFORMACION RELEVANTE	MATERIAL INFORMATION

Según lo adelantado en el Hecho	As advanced in Hecho Relevante 74537
Relevante nº 74537 de 22 de Diciembre	of December 22, 2006, the Agreements
de 2006 se acompañan los Contratos	entered into in connection with the long-
suscritos en relación con la financiación a	term financing arrangements for the
largo destinada a la adquisición del 20%	acquisition of 20% of the share capital of
del capital de ENDESA por un importe	ENDESA, in an aggregate amount of
total de €8.191 millones.	€8,191 million, are hereby attached.

Acciona, S.A., ha adquirido un número de	Acciona, S.A, has acquired the number of
acciones de ENDESA, S.A. por el precio	shares of ENDESA, S.A. for the price per
por acción que se detalla en Anexo, por lo	share detailed in the Annex, aggregating a
que la participación total, directa o	shareholding, directly or indirectly
indirecta (a través de su participada	(through its subsidiary company Finanza
Finanzas Dos, S.A.), asciende al 21,03%	Dos, S.A.) of 21.03% of ENDESA, S.A.´s
del capital social de ENDESA, S.A.	corporate capital

Atentamente/Yours faithfully,

____________________
Fdo: Jorge Vega-Penichet
Secretario del Consejo
Company Secretary

ANEXO

	Numero de	Precio por
Fecha	Acciones	Acción

29/12/2006	2.655.436	€35,9000

29/12/2006	549.757	€35,7566

3/1/2007	60.670	€35,2813

4/1/2007	385.095	€35,2807

8/1/2007	3.703.141	€35,4000

9/1/2007	3.250.000	€35,4000

9/1/2007	360.000	€35,2219

ANNEX

	Number of	Price per
Date	Shares	Share

12/29/2006	2,655,436	€35.9000

12/29/2006	549,757	€35.7566

1/3/2007	60,670	€35.2813

1/4/2007	385,095	€35.2807

1/8/2007	3,703,141	€35.4000

1/9/2007	3,250,000	€35.4000

1/9/2007	360,000	€35.3822